Exhibit 99.3

Nightstar Therapeutics plc reaches agreement to be acquired by Biogen

•	Biogen to acquire Nightstar for US$ 25.50 per share in cash

•	Transaction expected to be completed by mid-year 2019

4 March 2019

WALTHAM, Mass. and LONDON, 4 March 2019 (GLOBE NEWSWIRE) – Nightstar Therapeutics plc (“Nightstar”) (NASDAQ: NITE), a clinical-stage gene therapy company developing treatments for rare inherited retinal diseases and Biogen Inc. (“Biogen”) are pleased to announce that they have reached agreement on the terms of a recommended acquisition whereby the entire issued and to be issued share capital of Nightstar will be acquired by Tungsten Bidco Limited (a newly-incorporated company and wholly-owned subsidiary of Biogen Switzerland Holdings GmhH) (“Bidder”). It is intended that the Acquisition will be implemented by means of a U.K. Court-sanctioned scheme of arrangement under Part 26 of the U.K. Companies Act 2006.

Under the terms of the Acquisition, Nightstar Shareholders will be entitled to receive USD 25.50 in cash for each Nightstar Share. The terms of the Acquisition values Nightstar’s entire issued and to be issued share capital at approximately USD 877 million and the terms of the Acquisition represent a premium of approximately 70 per cent. to the 30 trading day volume-weighted average price per Nightstar ADR of USD 15.02 for the period from 17 January 2019 to 1 March 2019 (being the last practicable date prior to the date of this Announcement).

Commenting on the Acquisition, David Fellows, Chief Executive Officer of Nightstar, said:

“Our agreement with Biogen will give us the platform and resources to expand our mission to maintain and restore sight in patients with inherited retinal diseases. This transaction accelerates treatment to patients through Nightstar’s key retinal gene therapy programs that modify or halt progression of blindness. Together, with Biogen’s expertise in rare diseases, worldwide reach and extensive resources, we will dramatically improve the lives of patients around the world who currently have no treatment options. We are proud of what Nightstar has accomplished, and we thank our team for their tireless work to improve the lives of our patients and their families.”

Commenting on the Acquisition, Chris Hollowood, Chairman of Nightstar, said:

“Over the last six years since foundation in 2013, Nightstar has established itself as one of the global leaders in retinal gene therapies. I am proud of Nightstar’s achievements, delivering two proof-of-concept programs and building a world class organisation. We look forward to seeing the next chapter of Nightstar’s journey under Biogen’s ownership, as it works to achieve its ultimate ambition of delivering transformational treatments to patients.”

Acquisition details

It is intended that the Acquisition will be implemented by means of a U.K. Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if Biogen elects, subject to the consent of Nightstar and subject to the terms of the Implementation Agreement, an Offer). The Acquisition is conditional on, among other things: (i) the approval of Nightstar Shareholders at the Court Meeting and the passing of the resolutions by Nightstar Shareholders at the General Meeting; and (ii) the sanction of the Scheme by the U.K. Court; and (iii) approval from competition authorities in the U.S and Germany. The Acquisition does not require the approval of Biogen Shareholders.

The Acquisition is expected to become Effective by mid-year 2019, subject to the satisfaction (or, where applicable, waiver) of the Conditions set out in Appendix I to this Announcement.

Further details of the Acquisition will be contained in the Scheme Document which is intended to be posted to Nightstar Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy within 15 Business Days following the date Nightstar has cleared comments received from the U.S. Securities and Exchange Committee (“SEC”), if any, on such document, unless Nightstar and Bidder otherwise agree to a later date.

Centerview Partners is acting as lead financial advisor to Nightstar. Jefferies LLC is also acting as financial advisor to Nightstar. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Nightstar.

About Nightstar

Nightstar is a leading clinical-stage gene therapy company focused on developing and commercializing novel one-time treatments for patients suffering from rare inherited retinal diseases that would otherwise progress to blindness. Nightstar’s lead product candidate, NSR-REP1, is currently in Phase 3 development for the treatment of patients with choroideremia, a rare, degenerative, genetic retinal disorder that has no treatments currently available and affects approximately one in every 50,000 people. Positive results from a Phase 1/2 trial of NSR-REP1 were published in Nature Medicine in 2018, in The New England Journal of Medicine in 2016, and in The Lancet in 2014. Nightstar’s second product candidate, NSR-RPGR, is currently being evaluated in a clinical trial known as the XIRIUS trial for the treatment of patients with X-linked retinitis pigmentosa, an inherited X-linked recessive retinal disease that affects approximately one in every 40,000 people. In September 2018, Nightstar announced positive preliminary safety and efficacy data from the XIRIUS trial for the first five cohorts (combined n=15) of the dose escalation study at the EURETINA medical meeting.

For more information about Nightstar or its clinical trials, please visit www.nightstartx.com.

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its Appendices).

The Acquisition will be subject to the Conditions and further terms that are set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Acquisition that are referred to in this Announcement. Appendix IV contains definitions of terms used in this Announcement.

Enquiries:

Nightstar

Investor Information	investors@nightstartx.com

Media Enquiries	media@nightstartx.com

Information	info@nightstartx.com

Centerview Partners (Financial adviser to Nightstar)

Alan Hartman	+1 212 380 2665

Andrew Rymer	+1 212 429 2349

James Hartop	+44 (0)20 7409 9730

Finsbury (PR adviser to Nightstar)

Kal Goldberg	+1 646 805 2005

Chris Ryall	+1 646 306 0747

Nicholas Leasure	+1 646 805 2814

Skadden (Legal adviser to Nightstar)

Scott Hopkins	+44 (0)20 7519 7187

Graham Robinson	+1 617 573 4850

Sonia Nijjar	+1 650 470 4592

Important notices relating to financial advisers

Centerview Partners UK LLP (“Centerview Partners”), which is authorised and regulated by the FCA, is acting exclusively for Nightstar and no one else in connection with the matters referred to in this document. Centerview Partners is not and will not be responsible to anyone other than Nightstar for providing the protections afforded to its clients or for providing advice in connection with the contents of this document or any matter referred to in this Announcement.

The City Code on Takeovers and Mergers

The City Code on Takeovers and Mergers does not apply to the Acquisition.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely by the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. INVESTORS ARE ADVISED TO READ THE SCHEME DOCUMENT, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE ACQUISITION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain a free copy of the Scheme Document (when available) at the Securities and Exchange Commission’s website at www.sec.gov, or free of charge from Nightstar at https://www.nightstartx.com or by directing a request to Nightstar at investors@nightstartx.com. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

Biogen and Nightstar, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the implementation agreement. Information regarding Nightstar’s directors and executive officers is contained in Nightstar’s Form 20-F for the year ended 31 December 2017, which is filed with the SEC. Information regarding Biogen’s directors and executive officers is contained in Biogen’s Form 10-K for the year ended 31 December 2018 and its proxy statement dated 27 April 2018. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the implementation agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Scheme Document and other relevant materials to be filed with the SEC when they become available.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or the United States (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or United States or who are subject to the laws of another jurisdiction to vote their Nightstar Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This Announcement has been prepared for the purpose of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Acquisition.

If the Acquisition is implemented by way of an Offer, the Offer may not (unless otherwise permitted by applicable law and regulation) be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Nightstar Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Nightstar

The Acquisition relates to the shares of a U.K. company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act and subject to the proxy solicitation rules under the U.S. Exchange Act. The Acquisition, implemented by way of a scheme of arrangement, is not subject to the tender offer rules under the U.S. Exchange Act. If, in the future, Bidder exercises its right to implement the Acquisition by way of an Offer, subject to the terms of the Implementation Agreement, the Acquisition will be made in compliance with applicable U.S. laws and regulations.

It may be difficult for U.S. Nightstar Shareholders and Nightstar ADR Holders to enforce their rights and any claim arising out of the U.S. federal securities laws, because Nightstar is located in a non-U.S. country, and some or all of its officers and directors are residents of a non-U.S. country. U.S. Nightstar Shareholders and Nightstar ADR Holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

U.S. Nightstar Shareholders and Nightstar ADR Holders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Acquisition.

Warning Concerning Forward-Looking Statements

All statements included in this Announcement, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 21E of the U.S. Exchange Act, and other securities laws. Whenever Nightstar uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may”, “predict”, “could”, “seek”, “forecast” and negatives or derivatives of these or similar expressions, they are making forward-looking statements. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition. These forward-looking statements are based upon Nightstar’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.

Shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Important risk factors that may cause Nightstar’s actual results to differ materially from their forward-looking statements include, but are not limited to: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by Nightstar’s shareholders, the sanction of the Scheme by the High Court of Justice in England and Wales, and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts the parties’ current operations or affects their ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) litigation relating to the Acquisition; (6) unexpected costs, charges or expenses resulting from the Acquisition; and (7) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Acquisition.

The information contained in Nightstar’s filings with SEC, including in Nightstar’s Form 20-F for the year ended 31 December 2017 identifies other important factors that could cause actual results to differ materially from those stated in or implied by the forward-looking statements in this Announcement. Nightstar’s filings with the SEC are available on the SEC’s website at www.sec.gov. You should not place undue reliance upon forward-looking statements. Except as required by law, Nightstar does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Right to switch to an Offer

Each of Bidder and Bidco reserves the right to elect, subject to the consent of Nightstar and subject to the terms of the Implementation Agreement, to implement the Acquisition by way of an Offer for the entire issued and to be issued share capital of Nightstar as an alternative to the Scheme. In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this Announcement.

RECOMMENDED ACQUISITION

OF

NIGHTSTAR THERAPEUTICS PLC (“NIGHTSTAR”)

BY

TUNGSTEN BIDCO LIMITED (“BIDCO”)

a wholly-owned subsidiary

of BIOGEN SWITZERLAND HOLDINGS GMBH (“BIDDER”)

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006)

1. Introduction

The boards of directors of Bidder and Nightstar are pleased to announce that they have reached agreement on the terms of a recommended acquisition whereby the entire issued and to be issued share capital of Nightstar will be acquired by Bidco (a newly-incorporated company and wholly-owned subsidiary of Bidder). It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2. The Acquisition

The Acquisition, which will be on the terms and subject to the Conditions set out below and in Appendix I, and to be set out in the Scheme Document, will be made on the following basis:

for each Nightstar Share                USD 25.50 in cash

•	the terms of the Acquisition values Nightstar’s entire issued and to be issued share capital at approximately 877 million; and

•	the terms of the Acquisition represent a premium of approximately:

•	68.2 per cent. to the Closing Price per Nightstar Share of USD 15.16 on 1 March 2019 (being the last practicable date prior to the date of this Announcement); and

•

69.8 per cent. to the 30 trading day volume weighted average price per Nightstar Share of USD 15.02 for the period from 17 January 2019 to 1 March 2019 (being the last practicable date prior to the date of this Announcement).

3. Background to and reasons for the Acquisition

Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases. Nightstar is a gene therapy company focused on developing novel treatments for patients suffering from rare inherited retinal diseases that would otherwise lead to blindness.

Nightstar’s lead asset is NSR-REP1 for the treatment of choroideremia (CHM), a rare, degenerative, X-linked inherited retinal disorder, which leads to blindness and has no approved treatments. CHM primarily affects males and is caused by loss of function in the CHM gene which encodes the Rab escort protein-1 (REP-1). The REP-1 protein plays a role in intracellular protein trafficking, and loss of function in the CHM gene leads to abnormal intracellular protein trafficking and impaired elimination of waste products from the retinal pigment epithelium and photoreceptors. Initially, patients with CHM experience poor night vision, and over time progressive visual loss ultimately leads to complete blindness.

NSR-REP1 is comprised of an AAV vector administered by subretinal injection which provides a functioning CHM gene and expression of the REP-1 protein to restore membrane trafficking and thereby slow, stop, or potentially reverse the decline in vision. Data from the Phase 1/2 trial of NSR-REP1 demonstrated potentially meaningful slowing of decline in visual acuity as compared to natural history as well as signs of improved visual acuity in some patients. NSR-REP1 is currently being evaluated in the ongoing Phase 3 STAR trial with data expected in the second half of 2020.

Nightstar’s second clinical program is NSR-RPGR for the treatment of X-linked retinitis pigmentosa (XLRP), which is also a rare inherited retinal disease primarily affecting males with no approved treatments. XLRP is characterized by mutations in the retinitis pigmentosa GTPase regulator (RPGR) gene leading to a lack of active protein transport in photoreceptors. This abnormality leads to loss of the photoreceptor cells, resulting in retinal dysfunction by adolescence and early adulthood, progressing to legal blindness when patients are in their 40s.

NSR-RPGR is comprised of an AAV vector administered by subretinal injection which provides a functioning RPGR gene and thus expression of the RPGR protein, which is critical for protein transport in photoreceptors. The restoration of photoreceptor function is intended to slow, stop, or potentially reverse the decline in vision. Phase 1/2 data from the dose escalation portion of the XIRIUS trial for NSR-RPGR demonstrated an increase in central retinal sensitivity. The Phase 2/3 dose expansion portion of the XIRIUS trial is currently ongoing.

Nightstar’s preclinical pipeline includes NSR-ABCA4 for Stargardt disease and potential programs targeting Best vitelliform macular dystrophy (Best disease) and other genetic forms of retinitis pigmentosa.

The proposed acquisition of Nightstar will bolster Biogen’s pipeline and further execute on the Company’s strategy to develop and expand a multi-franchise neuroscience pipeline across multiple complementary modalities. Ophthalmology is an emerging growth area for Biogen, and Nightstar would accelerate Biogen’s entry into ophthalmology by adding two mid- to late-stage gene therapy assets to Biogen’s pipeline, with the potential to create long-term shareholder value.

4. Recommendation

The Nightstar Directors, who have been so advised by Centerview Partners as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Nightstar Directors, Centerview Partners has taken into account the commercial assessments of the Nightstar Directors.

Accordingly, the Nightstar Directors intend to recommend unanimously that Nightstar Shareholders vote in favour of the resolutions relating to the Acquisition at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer), as they have irrevocably committed to do in respect of their entire beneficial holdings of 20,638,209 Nightstar Shares, representing approximately 61.6 per cent. of Nightstar’s issued share capital as at 28 February 2019, being the last practicable date prior to the date of this Announcement.

5. Background to and reasons for the recommendation

Nightstar was founded with the goal of developing and commercializing retinal gene therapies for patients suffering from rare inherited retinal diseases that would otherwise progress to blindness, and for which there are no currently approved treatments. Since its founding, Nightstar has become a leading clinical-stage gene therapy company focused on helping patients maintain and restore sight. Nightstar has always considered it paramount that its product candidates become available as quickly as possible to patients worldwide.

The Nightstar Directors believe that the acquisition of Nightstar by Biogen will provide the Nightstar team with access to expanded capabilities and resources to accelerate research and development and create a platform for future growth in product development. Nightstar’s pipeline currently contains two late stage clinical product candidates, including NSR-REP1 and NSR-RPGR, which are the leading candidates in choroideremia and XLRP, respectively, and a number of earlier stage candidates at various stages of preclinical development. The transaction will allow the Nightstar team access to Biogen’s powerful research and development footprint and reputation as a global leader in neuroscience and rare diseases, furthering the development and commercialization of NSR-REP1 and other proprietary retinal gene therapies.

The terms of the Acquisition also represent a substantial premium in cash to Nightstar’s closing share price prior to the date of this Announcement and the Nightstar Directors consider the terms of the Acquisition to be a fair reflection of the value of Nightstar’s portfolio of programs. The final terms of the Acquisition represent a premium of 68.2 per cent. to the Closing Price per Nightstar Share of USD 15.16 on 1 March 2019 (being the last practicable date prior to the date of this Announcement).

The Nightstar Directors believe that the Acquisition represents an excellent opportunity for all Nightstar Shareholders to crystallise value at an attractive premium. The terms of the Acquisition provide Nightstar Shareholders with attractive and certain value in cash that reflects value that would have otherwise been unlocked over time. Accordingly, the Nightstar Directors unanimously recommend that Nightstar Shareholders vote in favour of the Scheme.

6. Irrevocable undertakings

Bidco has received irrevocable undertakings to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) from the Nightstar Directors, in respect of their entire beneficial holdings, amounting to 20,638,209 Nightstar Shares, in aggregate, representing approximately 61.6 per cent. of the issued share capital of Nightstar as at 28 February 2019, being the last practicable date prior to this Announcement.

Bidco has also received irrevocable undertakings from Syncona Portfolio Limited and New Enterprise Associates, each Nightstar Shareholders, to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) in respect of their entire beneficial holdings, amounting to 19,866,454 Nightstar Shares, in aggregate, representing approximately 59.3 per cent. of the issued share capital of Nightstar as at 28 February 2019, being the last practicable date prior to this Announcement.

The Irrevocable Undertakings given by the Nightstar Directors will cease to be binding if:

•	the Scheme Document or offer Document, as the case may be, is not posted within 15 Business Days following the date Nightstar has cleared comments received from the SEC, if any, on such document; or

•	if the Scheme or Offer (as applicable) does not become effective, lapses or is withdrawn without becoming or being declared unconditional in accordance with its terms; or

•	Bidder announces, with the consent of any Governmental Authority (if required) and before the Scheme Document or offer document is posted, that it does not intend to proceed with the Acquisition; or

•	the Scheme or Offer lapses or is withdrawn or otherwise becomes incapable of becoming effective or has not become effective on or before the Long Stop Date,

and will remain binding if a higher competing offer is made for Nightstar.

The Irrevocable Undertakings given by Syncona Portfolio Limited and New Enterprise Associates will cease to be binding if:

•

the Scheme lapses or is withdrawn in accordance with its terms and Bidder or Bidco publicly confirms that it does not intend to proceed with the Acquisition or to implement the Acquisition by way of an Offer or otherwise;

•

Bidder announces, with the consent of any relevant authority (if required) and before the Scheme Document or offer document is posted, that it does not intend to proceed with the Acquisition and no new, revised or replacement Scheme or Offer is announced by Bidder at the same time or within 28 days thereafter;

•	the Scheme or Offer does not become effective by the Long Stop Date; or

•	if the Implementation Agreement is terminated in accordance with its terms,

and will remain binding if a higher competing offer is made for Nightstar.

Further details of these Irrevocable Undertakings are set out in Appendix III.

7. Information on Biogen and Bidco

Biogen

Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases. One of the world’s first global biotechnology companies, Biogen was founded in 1978 by Charles Weissmann, Heinz Schaller, Kenneth Murray, and Nobel Prize winners Walter Gilbert and Phillip Sharp, and today has the leading portfolio of medicines to treat multiple sclerosis, has introduced the first and only approved treatment for spinal muscular atrophy, and is focused on advancing neuroscience research programs in Alzheimer’s disease and dementia, multiple sclerosis and neuroimmunology, movement disorders, neuromuscular disorders, acute neurology, neurocognitive disorders, pain, and ophthalmology. Biogen also manufactures and commercializes biosimilars of advanced biologics.

Bidco

Bidco is a newly incorporated English private limited company, and a direct subsidiary of Bidder. Bidco has been formed at the direction of Bidder for the purposes of implementing the Acquisition. Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition.

8. Information on Nightstar

Nightstar is a leading clinical-stage gene therapy company focused on developing and commercializing novel one-time treatments for patients suffering from rare inherited retinal diseases that would otherwise progress to blindness. Nightstar’s lead product candidate, NSR-REP1, is currently in Phase 3 development for the treatment of patients with choroideremia, a rare, degenerative, genetic retinal disorder that has no treatments currently available and affects approximately one in every 50,000 people. Positive results from a Phase 1/2 trial of NSR-REP1 were published in Nature Medicine in 2018, in The New England Journal of Medicine in 2016, and in The Lancet in 2014. Nightstar’s second product candidate, NSR-RPGR, is currently being evaluated in a clinical trial known as the XIRIUS trial for the treatment of patients with X-linked retinitis pigmentosa, an inherited X-linked recessive retinal disease that affects approximately one in every 40,000 people. In September 2018, Nightstar announced positive preliminary safety and efficacy data from the XIRIUS trial for the first five cohorts (combined n=15) of the dose escalation study at the EURETINA medical meeting.

For more information about Nightstar or its clinical trials, please visit www.nightstartx.com.

9. Nightstar Share Schemes

Upon the Effective Date, all outstanding stock options, restricted shares and restricted stock units awarded pursuant to the Nightstar’s 2017 Equity Incentive Plan will be cancelled and cease to be outstanding, and the holder will be entitled to receive the cash consideration payable by Bidco to Scheme Shareholders less any applicable exercise or purchase price.

All outstanding restricted shares issued prior to the Nightstar’s 2017 initial public offering and converted in connection with the initial public offering (which we refer to as “Pre-IPO Equity Awards”) will be acquired in the Scheme and constitute Scheme Shares. Any Pre-IPO Equity Awards that were deferred upon the termination of the holder’s employment will not receive the cash consideration payable by Bidco to Scheme Shareholders and are expected to be repurchased by the Company for a total payment of £0.01 to the holder of such deferred shares, pursuant to the terms of the applicable conversion agreement.

Further detail is set out in the Implementation Agreement.

Appropriate proposals will be made in due course to participants in the Nightstar Share Schemes.

10. Financing

Bidder and Bidco intend to finance the cash consideration payable by Bidco to Scheme Shareholders with existing cash resources.

11. Acquisition related arrangements

Confidentiality Agreement

Nightstar Therapeutics plc and Biogen entered into a mutual non-disclosure agreement on 21 December 2018 (the “Confidentiality Agreement”), pursuant to which each party has undertaken to keep confidential information relating to the other and to the Acquisition and not to disclosure it to third parties (with certain exceptions). These confidentiality obligations will remain in force until the seventh anniversary after the date of the Confidentiality Agreement.

Implementation Agreement

Bidder, Bidco and Nightstar entered into the Implementation Agreement dated 4 March 2019, pursuant to which, among other things, the parties have agreed to co-operate for the purposes of obtaining all regulatory clearances required in connection with the Acquisition and in connection with the preparation of the Scheme Document.

The Implementation Agreement is terminable:

(a)	upon agreement in writing between Bidder and Nightstar at any time prior to the Effective Date;

(b)

by Nightstar, in the event it receives a bona fide written Acquisition Proposal (as such term is defined in the Implementation Agreement), which did not result from a material breach of Clause 10.2 of the Implementation Agreement from any person that has not been withdrawn and after consultation with Centerview Partners and outside legal counsel Nightstar Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal (as such term is defined in the Implementation Agreement);

(c)

by either Bidder or Nightstar, by written notice to the other if: (i) this Announcement is not released by 12 p.m. (London time) on the next Business Day immediately following execution of the Implementation Agreement or such later time or date as Bidder and Nightstar may agree in writing; (ii) the Scheme Document is not distributed to Nightstar Shareholders in accordance with the terms of the Implementation Agreement or such later time or date as Bidder and Nightstar may agree in writing; (iii) an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction shall have become final and non-appealable; or (iv) any Condition for the benefit of the terminating party which has not been waived (or is incapable of waiver) is (or has become) incapable of satisfaction by the Long Stop Date;

(d)

by Bidder, by written notice to Nightstar, if: (i) the Nightstar Board notifies Bidder or publicly states that it no longer recommends (or intends to recommend) that Nightstar Shareholders vote in favour of, the Acquisition; (ii) an intentional or material breach of Clause 10.2 of the Implementation Agreement occurs that results in an Acquisition Proposal; (iii) following the Court Meeting or the General Meeting, the Nightstar Board notifies Bidder in writing or publicly states that Nightstar will not seek the sanctioning of the Scheme by the Court; (iv) (a) the Nightstar Board effects a Company Adverse Change Recommendation (as such term is defined in the

Implementation Agreement), (b) the Nightstar Board shall have failed to include the Company Board Recommendation (as such term is defined in the Implementation Agreement) in the Scheme Document when mailed, or (c) the Nightstar Board shall have failed to reaffirm the Company Board Recommendation within 10 days after Bidder so requests in writing or, if earlier, three days prior to the General Meeting (it being understood Nightstar will have no obligation to make such reaffirmation on more than three occasions); or (v) Nightstar breaches any of its representations and warranties set out in Clause 11 of the Implementation Agreement or fails to perform any covenant or obligation in the Implementation Agreement on the part of Nightstar such that Condition (d) (Accuracy of representation and warranties) would not be satisfied and cannot be cured by Nightstar by the Long Stop Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date Bidder gives Nightstar written notice of such breach or failure to perform; provided, however, that Bidder shall not have the right to terminate this Agreement pursuant to this paragraph (d) if either Bidder or Bidco is then in material breach of any representation, warranty, covenant or obligation hereunder; (each of (i), (ii), (iii) and (iv), (v) being a “Relevant Withdrawal Event”); provided that for the purposes hereof, none of the following shall itself constitute a Relevant Withdrawal Event: (a) any the Nightstar Director(s) not joining (or not continuing to participate) in any recommendation or intended recommendation so long as such recommendation or intended recommendation is concurrently maintained and reconfirmed by at least a majority of the entire the Nightstar Board; and (b) any holding statement(s) issued by the Nightstar Board to the Nightstar Shareholders following a change of circumstances so long as any such holding statement contains an express statement that such recommendation is not withdrawn and does not contain a statement that the Nightstar Board intends to withdraw such recommendation;

(e)

by Nightstar, by written notice to Bidder, if Bidder or Bidco breaches any of its representations and warranties set out in Clause 11 of the Implementation Agreement or fails to perform any covenant or obligation in the Implementation Agreement on the part of Bidder or Bidco, in each case, if such breach or failure would reasonably be expected to prevent Bidder or Bidco from consummating the transactions contemplated by the Implementation Agreement and such breach or failure cannot be cured by Bidder or Bidco, as applicable, by the Long Stop Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date Bidder gives Nightstar written notice of such breach or failure to perform; provided, however, that Nightstar shall not have the right to terminate this Agreement pursuant to this paragraph if Nightstar is then in material breach of any representation, warranty, covenant or obligation under the terms of the Implementation Agreement; or

(f)

by either Bidder or Nightstar, by written notice to the other, if the Effective Date has not occurred by the Long Stop Date; provided that, notwithstanding any other provision of the Implementation Agreement, the right to terminate pursuant to this paragraph shall not be available to any party whose material breach of this Agreement has caused the failure of the Effective Date to have occurred by the Long Stop Date.

Where Bidder is responsible for any Clearances (as such term is defined in the Implementation Agreement), Bidder has agreed it shall use reasonable endeavours, and take any and all steps necessary, to obtain such Clearances as soon as practicable and in any event, prior to the date of the Court Hearing as set out in the Indicative Timetable (as such term is defined in the Implementation Agreement), or such later date as may otherwise be agreed between the parties in writing. For purposes of the foregoing, “reasonable endeavours” shall require Bidder to propose, negotiate, agree to or effect, by undertaking, consent agreement, hold separate agreement or otherwise: (i) the sale, divestiture, licensing or disposition of all or any part of the businesses or assets of Nightstar, Bidder and/or Bidco; (ii) the termination of any existing contractual rights, relationships and obligations, or entry into or amendment of any licensing arrangements; (iii) the taking of any action that, after consummation of the Acquisition, would limit the freedom of action of, or impose any other requirement on, Bidder with respect to the operation of the business, or the assets, of Nightstar, Bidder and/or Bidco; (iv) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party, including any Governmental Authority, in order to avoid entry of, or to have vacated or terminated, any decree, injunction, order or judgment that seeks to or could prevent or otherwise make it less likely that the Acquisition will occur by the Long Stop Date; and (v) any other remedial action whatsoever that may be necessary so as to permit the Acquisition to occur by the Long Stop Date. Nightstar shall not be entitled to state or suggest that Bidder is prepared to provide or agree to particular undertakings or requirements without the prior consent of Bidder. Notwithstanding anything to the contrary in this Agreement, Bidder shall not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to, any operations, divisions, businesses, product lines, customers, assets or relationships of: (a) Bidder in any circumstance; or (b) Nightstar, which would require the sale, divestiture, holding separate or license of the Product Candidates to any third party or materially impair the benefits expected by Bidder as of the date of this Agreement to be derived by Bidder from the acquisition of the Product Candidates.

The Implementation Agreement records Bidder’s and Nightstar’s intention to implement the Acquisition by way of a Scheme, subject to the ability of Bidder and Nightstar to implement the Acquisition by way of an Offer, with the consent of Nightstar, in the circumstances described in the Implementation Agreement (which have been summarised in this Announcement).

The Implementation Agreement contains information on the impact of the Scheme on employees’ options and awards under the Nightstar Share Schemes and Bidco’s proposals for dealing with the options and awards.

The detail of the proposals for Nightstar Share Schemes will be provided in separate communications to participants in due course. Employees will be provided with background to and information on the treatment of other aspects of remuneration arrangements at the appropriate time.

Bidder has represented, warranted and undertaken that sufficient resources are, and will remain until such time as Bidder procures payment of the cash consideration payable by Bidco to Scheme Shareholders to the receiving agent in accordance with the terms of the Implementation Agreement, available to Bidco to satisfy, in full, the cash consideration requirements under and in connection with the Acquisition

Nightstar has made representations and warranties to Bidder in Clause 11 of the Implementation Agreement, these are in respect of: (i) corporate existence and power; (ii) subsidiaries; (iii) organisational documents; (iv) corporate authorisation; (v) binding obligations; (vi) governmental authorisation; (vii) non-contravention; (viii) capitalisation; indebtedness; (ix)SEC filings; financial statements; (x) absence of certain changes; (xi) real property; (xii) compliance with laws; permits; (xiii) regulatory matters; (xiv) certain business practices; (xv) litigation; (xvi) intellectual property; (xvii) taxes; (xviii) material contracts; (xix) environmental matters; (xx) insurance; (xxi) opinion of financial advisor; (xxii) finders’ fee; (xxiii) employees and benefits plans; (xxiv) privacy and data security; and (xxv) no other representations or warranties.

The Implementation Agreement contains customary representations and warranties by Bidder and Bicdo. The Implementation Agreement also contains customary pre-closing covenants, including obligations on Nightstar to conduct its business in the ordinary course of business and to refrain from taking specified actions without the consent of the Bidder.

12. Structure of the Acquisition

Scheme

It is intended that the Acquisition will be effected by a Court-sanctioned scheme of arrangement between Nightstar and the Scheme Shareholders under Part 26 of the Companies Act. The purpose of the Scheme is to provide for Bidder and Bidco to become the owners of the whole of the issued and to be issued share capital of Nightstar. Under the Scheme, the Acquisition is to be principally achieved by the:

(a)	transfer of the Scheme Shares held by Scheme Shareholders to Bidco in consideration for which the Scheme Shareholders will receive cash consideration;

(b)	passing of the resolutions at the General Meeting; and

(c)	Nightstar Shareholders receiving a Court-approved circular notifying the convening of the Court Meeting and the General Meeting and setting out the details of the Scheme.

Approval by Court Meeting and General Meeting

In order to become Effective, the Scheme requires the:

(a)	satisfaction (or, where applicable, waiver) of the Conditions;

(b)

approval of a majority in number of the Scheme Shareholders who vote, representing not less than 75 per cent. in value of the Scheme Shares held by those Scheme Shareholders, present and voting, either in person or by proxy, at the Court Meeting; and

(c)

approval of not less than 75 per cent. of the votes cast, either in person or by proxy, of the resolutions necessary in order to implement the Scheme at the General Meeting (to be held directly after the Court Meeting).

Application to Court to sanction the Scheme

Once the approvals of the Nightstar Shareholders have been obtained at the Court Meeting and the General Meeting, and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become effective in accordance with its terms on delivery of the Court Order to the Registrar. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme will be subject to the satisfaction (or, where applicable, waiver) of the Conditions and the full terms and conditions to be set out in the Scheme Document. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by Scheme Shareholders.

The Scheme will be governed by the laws of England and Wales.

It is expected that the Scheme Document will be dispatched to Nightstar Shareholders and, for information only, to participants in the Nightstar Share Schemes, within 15 Business Days following the date Nightstar has cleared comments received from the SEC, if any, on such document, unless Nightstar and Bidder otherwise agree to a later date.

Conditions to the Acquisition

The Acquisition will be subject to the Conditions and further terms set out in full in Appendix I to this Announcement and to be set out in the Scheme Document.

Amongst others, the Conditions include competition law clearances by regulatory approvals in the United States and Germany.

The Scheme will also be conditional, amongst other things, upon the:

(a)	Scheme becoming Effective by the Long Stop Date, failing which the Scheme will lapse;

(b)

approval of the Scheme by a majority in number of the Scheme Shareholders, representing not less than 75 per cent. in value of the Scheme Shares held by those Scheme Shareholders, present and voting, either in person or by proxy, at the Court Meeting or at any adjournment thereof on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidder, Biogen and Nightstar);

(c)

passing of the resolutions by the requisite majority at the General Meeting to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidder and Nightstar); and

(d)

sanction of the Scheme on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidder and Nightstar) and the delivery of an office copy of the Court Order to the Registrar.

Scheme timetable/further information

A full anticipated timetable will be set out in the Scheme Document which is intended to be posted to Nightstar Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy within 15 Business Days following the date Nightstar has cleared comments received from the SEC, if any, on such document, unless Nightstar and Bidder otherwise agree to a later date. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on Nightstar’s website at https://www.nightstartx.com/.

At this stage, subject to the approval and availability of the Court (which is subject to change), and subject to the satisfaction (or, where applicable, waiver) of the Conditions, Biogen expects the Acquisition will become Effective by mid-year 2019.

Right to switch to an Offer

Each of Bidder and Bidco reserves the right to elect, subject to the consent of Nightstar and subject to the terms of the Implementation Agreement, to implement the Acquisition by way of an Offer for the entire issued and to be issued share capital of Nightstar as an alternative to the Scheme. In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

13. De-listing and re-registration

Prior to the Scheme becoming Effective, a request will be made by Nightstar to Nasdaq to suspend trading of, and de-list, the Nightstar ADRs on Nasdaq, to take effect on, or shortly after, the Effective Date.

As soon as practicable after the Effective Date and after the cancellation of the listing and admission to trading of the Nightstar ADRs on the Nasdaq Global Select Market, it is intended that Nightstar will be re-registered as a private limited company under the relevant provisions of the Companies Act.

14. Nightstar ADRs

Holders of Nightstar ADRs will not be entitled to vote directly on the Acquisition. Instead, Nightstar will request that the Depositary delivers to holders of Nightstar ADRs a notice of (or notices for) the Court Meeting and the General Meeting, and holders of Nightstar ADRs will have the right to instruct the Depositary how to vote the Nightstar Shares underlying the Nightstar ADRs with respect to the Acquisition, subject to and in accordance with the terms of the depositary agreement with the Depositary, a copy of which is available free of charge at the SEC’s website at www.sec.gov or by directing a request to Nightstar’s contact for enquiries identified above.

15. Overseas shareholders

The availability of the Acquisition and the distribution of this Announcement to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the United Kingdom and the United States may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Nightstar Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement is not intended to and does not constitute or form part of any offer to sell or to subscribe for, or any invitation to purchase or subscribe for, or the solicitation of any offer to purchase or otherwise subscribe for, any securities. Nightstar Shareholders are advised to read carefully the Scheme Document and the Forms of Proxy once these have been dispatched.

16. General

The Acquisition will be subject to the Conditions and other terms set out in this Announcement and to the full terms and conditions which will be set out in the Scheme Document. It is expected that the Scheme Document will be dispatched to Nightstar Shareholders as soon as practicable and, in any event, (unless otherwise agreed by Bidder and Nightstar) within 15 Business Days following the date Nightstar has cleared comments received from the SEC, if any, on such document.

In deciding whether or not to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings in respect of their Nightstar Shares, Nightstar Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

Details of the effect of the Acquisition on Nightstar ADR Holders will be set out in the Scheme Document in due course.

Centerview Partners has given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

The Scheme Document will not be reviewed by any federal state securities commission or regulatory authority in the United States, nor will any commission or authority pass upon the accuracy or adequacy of the Scheme Document. Any representation to the contrary is unlawful and may be a criminal offence.

The Acquisition will be subject to the Conditions and further terms that are set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the Irrevocable Undertakings received in relation to the Acquisition that are referred to in this Announcement. Appendix IV contains definitions of terms used in this Announcement. The Appendices form part of, and should be read in conjunction with, this Announcement.

17. Documents on display

Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, copies of the following documents will, by no later than the Business Day following the date of this Announcement, be made available on Nightstar’s website at https://www.nightstartx.com/ (as applicable) until the Effective Date:

(a)	this Announcement;

(b)	the Confidentiality Agreement;

(c)	the Implementation Agreement;

(d)	the Irrevocable Undertakings.

Neither the contents of Nightstar’s website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries:

Centerview Partners (Financial adviser to Nightstar)

Alan Hartman	+1 212 380 2665

Andrew Rymer	+1 212 429 2349

James Hartop	+44 (0)20 7409 9730

Finsbury (PR adviser to Nightstar)

Kal Goldberg	+1 646 805 2005

Chris Ryall	+1 646 306 0747

Nicholas Leasure	+1 646 805 2814

Skadden (Legal adviser to Nightstar)

Scott Hopkins	+44 (0)20 7519 7187

Graham Robinson	+1 617 573 4850

Sonia Nijjar	+1 650 470 4592

Important notices relating to financial advisers

Centerview Partners UK LLP (“Centerview Partners”), which is authorised and regulated by the FCA, is acting exclusively for Nightstar and no one else in connection with the matters referred to in this document. Centerview Partners is not and will not be responsible to anyone other than Nightstar for providing the protections afforded to its clients or for providing advice in connection with the contents of this document or any matter referred to in this Announcement.

The City Code on Takeovers and Mergers

The City Code on Takeovers and Mergers does not apply to the Acquisition.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely by the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. INVESTORS ARE ADVISED TO READ THE SCHEME DOCUMENT, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE ACQUISITION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain a free copy of the Scheme Document (when available) at the Securities and Exchange Commission’s website at www.sec.gov, or free of charge from Nightstar at https://www.nightstartx.com or by directing a request to Nightstar at investors@nightstartx.com. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

Biogen and Nightstar, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the implementation agreement. Information regarding Nightstar’s directors and executive officers is contained in Nightstar’s Form 20-F for the year ended 31 December 2017, which is filed with the SEC. Information regarding Biogen’s directors and executive officers is contained in Biogen’s Form 10-K for the year ended 31 December 2018 and its proxy statement dated 27 April 2018. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the implementation agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Scheme Document and other relevant materials to be filed with the SEC when they become available.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or the United States (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or United States or who are subject to the laws of another jurisdiction to vote their Nightstar Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This Announcement has been prepared for the purpose of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Acquisition.

If the Acquisition is implemented by way of an Offer, the Offer may not (unless otherwise permitted by applicable law and regulation) be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Nightstar Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Nightstar

The Acquisition relates to the shares of a U.K. company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act and subject to the proxy solicitation rules under the U.S. Exchange Act. The Acquisition, implemented by way of a scheme of arrangement, is not subject to the tender offer rules under the U.S. Exchange Act. If, in the future, Bidder exercises its right to implement the Acquisition by way of an Offer, subject to the terms of the Implementation Agreement, the Acquisition will be made in compliance with applicable U.S. laws and regulations.

It may be difficult for U.S. Nightstar Shareholders and Nightstar ADR Holders to enforce their rights and any claim arising out of the U.S. federal securities laws, because Nightstar is located in a non-U.S. country, and some or all of its officers and directors are residents of a non-U.S. country. U.S. Nightstar Shareholders and Nightstar ADR Holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

U.S. Nightstar Shareholders and Nightstar ADR Holders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Acquisition.

Warning Concerning Forward-Looking Statements

All statements included in this Announcement, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 21E of the Exchange Act, and other securities laws. Whenever Nightstar uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may”, “predict”, “could”, “seek”, “forecast” and negatives or derivatives of these or similar expressions, they are making forward-looking statements. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition. These forward-looking statements are based upon Nightstar’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.

Shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Important risk factors that may cause Nightstar’s actual results to differ materially from their forward-looking statements include, but are not limited to: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by Nightstar’s shareholders, the sanction of the Scheme by the High Court of Justice in England and Wales, and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable German antitrust laws, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts the parties’ current operations or affects their ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) litigation relating to the Acquisition; (6) unexpected costs, charges or expenses resulting from the Acquisition; and (7) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Acquisition.

The information contained in Nightstar’s filings with SEC, including in Nightstar’s Form 20-F for the year ended 31 December 2017 identifies other important factors that could cause actual results to differ materially from those stated in or implied by the forward-looking statements in this Announcement. Nightstar’s filings with the SEC are available on the SEC’s website at www.sec.gov. You should not place undue reliance upon forward-looking statements. Except as required by law, Nightstar does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Right to switch to an Offer

Each of Bidder and Bidco reserves the right to elect, subject to the consent of Nightstar and subject to the terms of the Implementation Agreement, to implement the Acquisition by way of an Offer for the entire issued and to be issued share capital of Nightstar as an alternative to the Scheme. In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this Announcement.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

Part A

Conditions to the Acquisition

The Acquisition will be conditional upon the Scheme becoming unconditional and becoming Effective, by no later than 11.59 p.m. (London time) on the Long Stop Date.

Scheme approval

(a)	The Scheme will be conditional upon:

(i)

(A)

its approval by a majority in number representing not less than 75 per cent. in value of the Nightstar Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

(B)

the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Bidder and Nightstar may agree and the Court may allow);

(ii)

(A)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting; and

(B)

the General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Bidder and Nightstar may agree and the Court may allow); and

(iii)

(A)

the sanction of the Scheme by the Court with or without modification (but subject to any such modification being acceptable to Bidder and Nightstar) and the delivery of a copy of the Court Order to the Registrar; and

(B)	the Court Hearing being held on or before the date immediately preceding the Long Stop Date (or such later date, if any, as Bidder and Nightstar may agree and the Court may allow).

If any Condition referred to in paragraphs (a)(i) to(iii) above is not capable of being satisfied by the date specified therein, Bidder shall make an announcement through GlobeNewswire or another national news wire service as soon as practicable and, in any event, by not later than 7.00 a.m. (New York time) on the Business Day following the date so specified, stating whether Bidder has invoked that Condition or, with the agreement of Nightstar, specified a new date by which that Condition must be satisfied.

In addition, Bidder and Nightstar have agreed that the Acquisition will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions have been satisfied or, where relevant, waived:

No restraints

(b)

no Law shall have been enacted, issued, enforced or entered into, and no preliminary or permanent injunction, judgment or ruling shall have been issued by any Governmental Authority that is, in either case, in effect and enjoins, restrains, prevents or prohibits or otherwise makes illegal the Acquisition;

Competition law and regulatory approvals

(c)

the waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and the anti-trust notifications and approvals set forth in Paragraph 4.5 of Schedule V to the Implementation Agreement shall have been obtained.

Accuracy of representation and warranties

(d)

except as Disclosed, (i) the representations and warranties set forth in Clause 11.1.1 (Corporate Existence and Power), Clause 11.1.2 (Subsidiaries), Clause 11.1.3 (Organisational Documents), Clause 11.1.4 (Corporate Authorization), Clause 11.1.5 (Binding Obligations), Clause 11.1.8(c) – (f) (Capitalization; Indebtedness), Clause 11.1.21 (Opinion of Financial Advisor) and Clause 11.1.22 (Finders’ Fees) of the Implementation Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) as of the date of the Implementation Agreement and as at 11.59 p.m. (London time) on the date immediately preceding the date of the Court Hearing, as though made as at 11.59 p.m. (London time) on the date immediately preceding the date of the Court Hearing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties set forth in Clause 11.1.8(a) and (b) (Capitalization) of the Implementation Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the date of the Implementation Agreement and as at 11.59 p.m. (London time) on the date immediately preceding the date of the Court Hearing, as though made as at 11.59 p.m. (London time) on the date immediately preceding the date of the Court Hearing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) and (iii) each of the other representations and warranties of Nightstar contained in the Implementation Agreement shall be true and correct as of the date of the Implementation Agreement and as at 11.59 p.m. (London time) on the date immediately preceding the date of the Court Hearing, as though made as at 11.59 p.m. (London time) on the date immediately preceding the date of the Court Hearing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except in the case of clause (iii) where such failure(s) to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

Compliance with terms of the Implementation Agreement

(e)

Nightstar shall have performed or complied in all material respects with all obligations, agreements and covenants required by the Implementation Agreement to be performed or complied with by it at or prior to 9 a.m. (London time) on the date of the Court Hearing;

No Company Material Adverse Effect

(f)	since the date of the Implementation Agreement, no Company Material Adverse Effect shall have occurred and be continuing; and

Delivery of officer’s certificate

(g)

Nightstar shall have delivered to Bidder a certificate, effective as of 9 a.m. (London time) on the date of the Court Hearing and signed by an authorised officer of Nightstar, certifying that the conditions in paragraphs (d) to (f) above have been satisfied.

Part B

Waiver and Invocation of the Conditions

Each of Bidder and Bidco reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Conditions (a)(i)(A), (a)(ii)(A) and (a)(iii)(A) (Scheme Approval), which cannot be waived.

The Acquisition will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A above, and to certain further terms set out in Part D below, and to the full terms and conditions which will be set out in the Scheme Document.

Conditions (a)(i)(A), (a)(ii)(A) and (b) to (g) (inclusive) must be fulfilled, determined by Bidder to be or to remain satisfied or (if capable of waiver) waived, by no later than 9 a.m. (London time) on the date of the Court Hearing, failing which the Acquisition will lapse. Bidder and Bidco shall be under no obligation to waive or treat as satisfied any of Conditions (b) to (g) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

Part C

Implementation by way of an Offer

Subject to the terms of the Implementation Agreement, each of Bidder and Bidco reserves the right to elect to implement the Acquisition by way of an Offer as an alternative to the Scheme if Nightstar provides its written consent.

In such event, such Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Offer, including (without limitation) the inclusion of an acceptance condition set at 90 per cent. of the Nightstar Shares to which the Offer relates or such lesser percentage as Bidder or Bidco, decides with Nightstar’s written consent, being in any case more than 50 per cent. of the Nightstar Shares to which the Offer relates.

PART D

Certain further terms of the Acquisition

The Acquisition will lapse if the Scheme does not become effective by 11.59 p.m. (London time) on the Long Stop Date.

The availability of the Acquisition to persons not resident in the U.K. or U.S. may be affected by the Laws of the relevant jurisdictions. Persons who are not resident in the U.K. or U.S. should inform themselves about, and observe, any applicable requirements. Nightstar Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

This Acquisition will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in the Scheme Document.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

The Nightstar Shares will be acquired by Bidder and Bidco (or their nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the Nightstar Shares.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

Unless otherwise stated in this announcement:

1.	Nightstar’s issued ordinary share capital refers to the 33,483,821 Nightstar Shares in issue (excluding 49,893 Deferred Shares (as defined in the Implementation Agreement)) as at 28 February 2019

2.	The fully diluted share capital of Nightstar (being 34,407,274 shares) is calculated on the basis of:

•	The number of issued Nightstar Shares in item 1 above; and

•

2,253,121 outstanding share options that have been granted by Nightstar under the Nightstar Share Schemes with a weighted average exercise price of $15.16 as at 28 February 2019, resulting in the issuance of 913,453 shares at the offer price using the treasury stock method; and

•

10,000 outstanding share awards that have been granted under the Nightstar Share Schemes that may vest or become exercisable at no cost subject (where applicable) to certain conditions as at 28 February 2019

3.

The aggregate consideration of approximately $877 million is calculated by multiplying the offered amount of $25.50 in cash per Nightstar Share by Nightstar’s fully diluted share capital (as referred to in item 2 above)

4.	The premium calculations to the price per Nightstar Share have been calculated by reference to:

•	The Closing Price of a Nightstar Share of $15.16 as of 1 March 2019 (being the last Business Date prior to this announcement)

•	The 30 trading day volume weighted average price of a Nightstar Share of $15.02 from 17 January 2019 to 1 March 2019

5.	Closing price quoted for Nightstar Shares refers to NASDAQ closing price

6.	The 30 trading day volume weighted average price of a Nightstar Share is derived from data provided by Bloomberg

7.	References to shareholder and director ownership for the purpose of irrevocables are based on current issued Nightstar Shares (per item 1 above)

8.	Certain figures included in this announcement have been subject to rounding adjustments

APPENDIX III

IRREVOCABLE UNDERTAKINGS

Bidco has received irrevocable commitments from the Nightstar Directors, as listed below, in respect of their own beneficial holdings of Nightstar Shares and (to the extent relevant) the beneficial holdings of each Nightstar Director’s spouse, civil partner, de facto partner, or similarly-related person, representing in aggregate approximately 61.6 per cent. of the existing issued ordinary share capital of Nightstar. These commitments require each Nightstar Director to vote or procure that the registered holder votes in favour of the resolutions relating to the Acquisition at the Meetings (or, in the event the Acquisition is implemented by means of an Offer, to accept, or procure acceptance of, the Offer).

Name of Nightstar Director	Number of Nightstar Shares	% of Nightstar issued share capital
Chris Hollowood / Syncona Portfolio Limited	13,203,922	39.4
David Fellows (Chief Executive Officer)	630,826	1.9
Paula Cobb	—	0.0
David Lubner	29,124	0.1
James McArthur	37,237	0.1
David Mott / New Enterprise Associates	6,662,532	19.9
Scott Whitcup	74,568	0.2
TOTAL	20,638,209	61.6

These Irrevocable Undertakings will continue to be binding in the event that a higher competing offer is made for Nightstar.

Bidco has also received irrevocable undertakings from Syncona Portfolio Limited and New Enterprise Associates, each Nightstar Shareholders, to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) in respect of their entire beneficial holdings, amounting to 19,866,454 Nightstar Shares, in aggregate, representing approximately 59.3 per cent. of the issued share capital of Nightstar as at 28 February 2019, being the last practicable date prior to this Announcement.

The Irrevocable Undertakings given by the Nightstar Directors will cease to be binding if:

•	the Scheme Document or offer Document, as the case may be, is not posted within 15 Business Days following the date Nightstar has cleared comments received from the SEC, if any, on such document; or

•	if the Scheme or Offer (as applicable) does not become effective, lapses or is withdrawn without becoming or being declared unconditional in accordance with its terms; or

•	Bidder announces, with the consent of any Governmental Authority (if required) and before the Scheme Document or offer document is posted, that it does not intend to proceed with the Acquisition; or

•	the Scheme or Offer lapses or is withdrawn or otherwise becomes incapable of becoming effective or has not become effective on or before the Long Stop Date,

and will remain binding if a higher competing offer is made for Nightstar.

The Irrevocable Undertakings given by Syncona Portfolio Limited and New Enterprise Associates will cease to be binding if:

•

the Scheme lapses or is withdrawn in accordance with its terms and Bidder or Bidco publicly confirms that it does not intend to proceed with the Acquisition or to implement the Acquisition by way of an Offer or otherwise;

•

Bidder announces, with the consent of any relevant authority (if required) and before the Scheme Document or offer document is posted, that it does not intend to proceed with the Acquisition and no new, revised or replacement Scheme or Offer is announced by Bidder at the same time or within 28 days thereafter;

•	the Scheme or Offer does not become effective by the Long Stop Date; or

•	if the Implementation Agreement is terminated in accordance with its terms,

and will remain binding if a higher competing offer is made for Nightstar.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires:

2017 Equity Incentive Plan	the equity incentive plan approved by the Company in September 2017 whereby the Company was initially authorised to issue a total of 1,500,000 ordinary shares as incentives to the Company’s employees, directors and other service providers, including pursuant to sub-plans thereunder;

Acquisition	means the proposed acquisition by Bidder and Bidco (or its nominee(s)) of the entire issued and to be issued share capital of Nightstar, to be implemented by means of the Scheme as described in this Announcement (or, should Bidder or Bidco so elect, by an Offer subject to the consent of Nightstar and subject to the terms of the Implementation Agreement)

Announcement	means this announcement

Bidco	means Tungsten Bidco Limited, a newly-incorporated English company with registered number 11852085 and with its registered address 70 Norden Road, Maidenhead, United Kingdom, SL6 4AY

Bidder	means Bidder Switzerland Holdings GmbH, a company incorporated in Switzerland with registered number CHE-334.372.642 and whose registered office is at Neuhofstrasse 30, 6340 Baar, Switzerland

Bidder Group	means Biogen and its subsidiary undertakings and associated undertakings

Bidder Shareholders	means the holders of Biogen Shares

Bidder Shares	means the shares of Class A common stock of par value $0.01 each in the capital of Biogen

Biogen	means Biogen Inc., a Delaware corporation

Business Day	means a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and New York

Centerview Partners	Centerview Partners LLC

Citibank or Depositary	Citibank, N.A., as depositary bank of the Nightstar ADRs

Closing Price	means the NASDAQ closing price for a share

Companies Act	means the Companies Act 2006

Company Material Adverse Effect	has the meaning given to such term in the Implementation Agreement

Conditions	means the conditions to the Acquisition set out in Part A of Appendix I and to be set out in the Scheme Document

Confidentiality Agreement	means the confidentiality agreement entered into between Biogen and Nightstar dated 21 December 2018, as described in paragraph 11 of this Announcement

Court	means the High Court of Justice in England and Wales

Court Hearing	means the hearing of the Court at which Nightstar will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act (including any adjournment, postponement or reconvention thereof)

Court Meeting	means the meeting or meetings of the Nightstar Shareholders to be convened by order of the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Bidder, Bidco and Nightstar) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

Court Order	means the order of the Court sanctioning the Scheme under section 899 of the Companies Act

Disclosed	means the information which has been fairly disclosed: (i) in the Disclosure Schedules to the Implementation Agreement, (ii) in Nightstar’s published annual or half year report and accounts for the relevant financial period or periods referred to in the relevant Condition and published prior to the date of this Announcement or (iii) in the Company SEC Documents (as defined in the Implementation Agreement) publicly available prior to the date of this Announcement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded).

Effective	means: (i) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or (ii) if the Acquisition is implemented by way of an Offer, the Offer having been declared or become unconditional

Effective Date	means the date on which the Acquisition becomes Effective

Forms of Proxy	means the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

General Meeting	means the general meeting of Nightstar Shareholders (including any adjournment thereof) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable Nightstar to implement the Acquisition, notice of which shall be contained in the Scheme Document

Governmental Authority	any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, centre, organisation, unit or body and any court, arbitrator or other tribunal

Implementation Agreement	means the co-operation agreement entered into on 4 March 2019 between Bidder, Bidco and Nightstar and, relating to, amongst other things, the implementation of the Acquisition

Irrevocable Undertakings	means the irrevocable undertakings given by the Nightstar Directors and Syncona Portfolio Limited and New Enterprise Associates to vote or procure votes in favour of the Scheme at the Court Meeting and the resolutions to be passed at the General Meeting (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of the Offer), as detailed in paragraph 6 of this Announcement

Law	any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority

Long Stop Date	means 4 September 2019, or such later date (if any) as Bidder, Bidco and Nightstar may agree, and the Court may allow

Meetings	means the Court Meeting and the General Meeting

Nasdaq	means the Nasdaq Global Select Market

Nightstar	means Nightstar Therapeutics Plc, a public limited company incorporated in England and Wales with registered number 10852952

Nightstar ADR Holders	means holders of Nightstar ADRs

Nightstar ADRs	means sponsored American Depositary Receipts of Nightstar for which Citibank is the Depositary

Nightstar Board	means the board of directors of Nightstar

Nightstar Directors	means the directors of Nightstar as at the date of this Announcement or, where the context so requires, the directors of Nightstar from time to time

Nightstar Share Schemes	has the meaning given to the term “Company Share Schemes” in the Implementation Agreement

Nightstar Shareholders	means the holders of Nightstar Shares from time to time

Nightstar Shares	means the ordinary shares of £0.01 each in the capital of Nightstar

Offer	means, if the Acquisition is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of Bidder, or an associated undertaking thereof (including Bidco), to acquire the entire issued and to be issued ordinary share capital of Nightstar including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Product Candidates	the Company’s NSR-REP1 and NSR-RPGR clinical programs

Registrar	means the Registrar of Companies in England and Wales

Restricted Jurisdiction	means any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Nightstar Shareholders in that jurisdiction

Scheme	means the proposed scheme of arrangement under Part 26 of the Companies Act between Nightstar and Scheme Shareholders to implement the Acquisition to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Bidder, Bidco and Nightstar

Scheme Document	means the document to be dispatched to Nightstar Shareholders including the particulars required by section 897 of the Companies Act

Scheme Record Time	means the time and date to be specified as such in the Scheme Document, expected to be 6.00 p.m. (London time) on the Business Day immediately preceding the Effective Date, or such other time as Bidder, Bidco and Nightstar may agree

Scheme Shareholders	means holders of Scheme Shares

Scheme Shares

means together:

(a)   the Nightstar Shares in issue at the date of the Scheme Document and which remain in issue at the Scheme Record Time;

(b)   any Nightstar Shares issued after the date of the Scheme Document and prior to the Voting Record Time which remain in issue at the Scheme Record Time; and

(c)   any Nightstar Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme and, in each case, which remain in issue at the Scheme Record Time, excluding, in any case, any Nightstar Shares held by or on behalf of Bidder or the Bidder Group at the Scheme Record Time

SEC	means the U.S. Securities and Exchange Commission

significant interest	means a direct or indirect interest in 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act)

Skadden	Skadden, Arps, Slate, Meagher & Flom LLP, together with its affiliate, Skadden, Arps, Slate, Meagher & Flom (UK) LLP

U.K. or United Kingdom	means the United Kingdom of Great Britain and Northern Ireland

U.S. or United States	means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

U.S. Exchange Act	means the U.S. Securities Exchange Act of 1934

U.S. Securities Act	means the U.S. Securities Act of 1933

Voting Record Time	means the time and date to be specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. (London time) on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be)

All references to GBP, pence, Sterling, Pounds, Pounds Sterling, p or £ are to the lawful currency of the United Kingdom. All references to USD, $, US$, U.S. dollars, United States dollars and cents are to the lawful currency of the United States of America.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, amended, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are New York times unless otherwise stated. References to the singular include the plural and vice versa.

All references to “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.